Exhibit 10.2

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES AMENDMENT TO CREDIT FACILITY,

REVISES GUIDANCE AND SCHEDULES EARNINGS CONFERENCE CALL

Credit Agreement

Newport Beach, CA – April 28, 2020 – American Vanguard Corporation (NYSE: AVD) today announced that, along with certain of its affiliates, it has entered into a Fifth Amendment to the Second Amended and Restated Credit Agreement with a group of commercial lenders led by the Bank of the West which increases the ratio of maximum loan to trailing EBITDA (as defined in the agreement) to 4.25-to-1 and then gradually steps that ratio down to current levels over the next three full, calendar quarters.

Eric Wintemute, Chairman and CEO of American Vanguard Corporation (the Company), stated, “For over 30 years, our lending group, led by Bank of the West, have showed continued support for our business. We appreciate their vote of confidence in us. Amidst uncertainty brought on by the coronavirus pandemic, we are fortunate to be considered an essential business under three of the 16 categories within the federal CISA guidelines, namely, “Food & Agriculture,” “Chemical,” and “Public Health.” While we have been able to operate our entire global operations, including our four factories, continuously throughout the pandemic, we are cognizant of the fact that COVID-19 is affecting many sectors.”

Mr. Wintemute continued, “In the interest of ensuring that we have adequate working capital to navigate through these extraordinary times, we reached out to our lending group to obtain additional headroom on our financial covenants. With the Fifth Amendment, we are better able to focus on managing our business without interruption and to continue pursuing our strategic objectives, such as SIMPAS and Envance natural oil products. We will, of course, continue to exercise strict discipline with respect to operating expenses, while addressing our many markets globally.”

Revised Guidance

In addition, the Company is providing the following updated guidance based on the preliminary consolidated financial results for the quarter ended March 31, 2020, which are subject to the completion of the review by the Company’s independent registered public accounting firm. The Company will file its condensed consolidated financial statements for the quarter ended March 31, 2020 on Form 10-Q by mid-May 2020.

Mr. Wintemute stated, “Our domestic performance was on par with that of the comparable quarter in 2019; however, we have seen some softness in international markets and expect an approximately four percent decrease in overall net sales. Further, depending in part upon the extent of potential non-cash charges, we currently expect that we will be at break-even for the period. We look forward to giving you more information on first quarter financial performance and our full year 2020 outlook in our next earnings call on May 11, 2020.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele, COO and David T. Johnson, CFO, will conduct a conference call focusing on operating performance and financial results for the period ended March 31, 2020 at 4:30 pm ET / 1:30 pm PT on Tuesday, May 12, 2020. Interested parties may participate in the call by dialing (201) 493-6744 – please dial in 10 minutes before the scheduled starting time and ask for the American Vanguard call.

The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
williamk@amvac-chemical.com	Lcati@equityny.com